Item 7.    Management's Discussion and Analysis of Results of Operations.

Overview

Our earnings before accounting changes of $6.5 billion in 2002 increased 7% from $6.1 billion in 2001. The increase is primarily related to goodwill amortization that ceased at the beginning of 2002 ($0.5 billion in 2001) and lower taxes ($0.6 billion) partially offset by realized investment gains and gains on asset securitization which declined by $0.7 billion after tax.

            Our earnings before accounting changes in 2001 increased 41% from 2000. Principal factors in the 2001 increase were the deconsolidation of Montgomery Ward LLC (Wards) and resulting absence of losses in 2001 ($0.8 billion), strong productivity ($0.7 billion) and acquisitions ($0.2 billion), partially offset by losses and lower realized gains on financial instruments. Excluding effects of Paine Webber Group, Inc. (PaineWebber) in 2000 and Americom in 2001, such pre-tax gains were lower in 2001 by $0.4 billion ($0.3 billion after tax). Pre-tax gains on sales of investment securities declined in 2001 by $0.4 billion, of which $0.4 billion related to GE Equity; other GE Equity gains were $0.8 billion lower; while gains on securitizations were up $0.8 billion from 2000.

            Contributions from acquisitions affect earnings comparisons. Our net earnings in 2002, 2001 and 2000 included approximately $423 million, $204 million and $355 million, respectively, from acquired businesses. We integrate acquisitions as quickly as possible and only earnings during the first 12 months following the quarter in which we complete the acquisition are considered to be related to acquired businesses.

Operating Results

Total Revenues decreased slightly to $48.3 billion in 2002, following an 11% decrease to $48.5 billion in 2001. The largest single factor affecting 2002 revenues was growth from increases in acquisitions and originations - primarily at GE Commercial Finance. This growth was more than offset by the absence of revenues from Americom after its sale in late 2001 ($1.7 billion), lower investment gains at GE Insurance ($0.4 billion), lower securitization activity in all segments ($0.6 billion), and lower market interest rates.

            The three principal reasons for the decrease in revenues in 2001 compared with 2000 were: the deconsolidation of Wards and resulting absence of sales in 2001 ($3.2 billion); the effects of rationalization of operations and market conditions at GE Commercial Finance and IT Solutions ($1.5 billion and $1.4 billion, respectively); and reduced surrender fees ($1.2 billion) associated with the planned run-off of restructured insurance policies of Toho Mutual Life Insurance Company (Toho) at GE Financial Assurance. Additional information about other revenue items is provided in the Operating Segments section on page 15.

Interest expense on borrowings in 2002 was $9.5 billion, compared with $10.0 billion in 2001 and $10.5 billion in 2000. Changes in both years reflected the effects of lower interest rates, partially offset by the effects of higher average borrowings used to finance acquisitions and asset growth. The average composite effective interest rate was 4.07% in 2002, compared with 5.11% in 2001 and 5.84% in 2000. In 2002, average assets of $408.6 billion were 18% higher than in 2001, which in turn were 7% higher than in 2000. See page 26 for a discussion of interest rate risk management.

Operating and administrative expenses were $13.2 billion, $13.5 billion and $16.4 billion in 2002, 2001 and 2000, respectively. The 2002 decrease reflected productivity gains and the absence of amortization expense related to goodwill, as in accordance with SFAS 142, we ceased amortizing goodwill effective January 1, 2002. These decreases were partially offset by operating and administrative expenses associated with recent acquisitions primarily at GE Commercial Finance and GE Consumer Finance. The 2001 decrease reflects lower costs in businesses that were acquired and lower unusual charges in 2001.  Costs and expenses in 2002 included $0.9 billion of costs in businesses that were acquired after January 1, 2002. Similarly, 2001 included $0.4 billion of costs in businesses that were acquired after January 1, 2001, as well as $0.3 billion of costs discussed in the analysis of the All Other GECS operating segment.

Insurance losses and policyholder and annuity benefits increased to $8.3 billion in 2002, compared with $8.2 billion in 2001 and $7.7 billion in 2000. This increase reflected the effects of growth in premium volume and business acquisitions at GE Financial Assurance throughout the period, and costs discussed in the analysis of GE Insurance and the All Other GECS operating segment, partially offset by the planned run-off of restructured insurance policies at Toho.

Cost of goods sold declined to $3.0 billion in 2002, compared with $3.3 billion in 2001 and $8.5 billion in 2000, reflecting volume declines at IT Solutions. The 2001 decline also reflected the deconsolidation of Wards on December 28, 2000, when Wards commenced liquidation proceedings.

Provision for losses on financing receivables was $3.0 billion in 2002, compared with $2.3 billion in 2001 and $2.0 billion in 2000. These provisions relate to GE Consumer Finance financing receivables (installment loans, auto loans and leases, and residential mortgages), GE Commercial Finance financing receivables (loans and leases to the equipment, commercial and industrial, real estate and commercial aircraft industries) and "Other, principally GE Equipment Management" financing receivables, all of which are discussed on pages 24 and 25. The provisions throughout the three-year period reflected higher average receivable balances. The increase in 2002 also reflected higher credit losses in the GE Commercial Finance businesses. The increase in 2001 also reflected increased reserve requirements in the GE Commercial Finance businesses, consistent with economic trends, the effects of higher consumer delinquency rates, consistent with industry experience, and reduced losses at Auto Financial Services (AFS), reflecting the continued run-off of the liquidating AFS portfolio. Additional information on delinquency rates is provided on page 25.

Depreciation and amortization of equipment on operating leases (including buildings and equipment) increased 9% to $3.7 billion in 2002, compared with $3.4 billion in 2001, a 4% increase over 2000. The increase in both years was primarily the result of higher levels of equipment on operating leases at GE Commercial Finance, primarily reflecting origination growth and acquisitions, partially offset by the divestiture of Americom.

Provision for income taxes - Our effective tax rate decreased to 12.9% in 2002 from 22.2% in 2001 and 26.6% in 2000. The 2002 effective tax rate reflects effects of lower taxed earnings from international operations and favorable tax settlements with the Internal Revenue Service (IRS) discussed below.

            During 2002, as a result of revised IRS regulations, we reached a settlement with the IRS allowing the deduction of previously realized losses associated with the prior disposition of Kidder Peabody. Also during 2002, a settlement was reached with the IRS regarding the treatment of certain reserves for obligations to policyholders on life insurance contracts in the GE Financial Assurance business.

            The 2001 effective tax rate reflected the effects of lower taxed earnings from international operations and certain other transactions (see note 12).

Financing spreads - Over the last three years, market interest rates have been more volatile than our average composite effective interest rates, principally because of the mix of effectively fixed-rate borrowings in our financing structure. Yields on our portfolio of fixed and floating-rate financial products have behaved similarly; consequently, financing spreads have remained relatively flat over the three-year period.

New Accounting Standards

The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, generally became effective for us on January 1, 2002. Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value methodology. We stopped amortizing goodwill effective January 1, 2002.

            The result of our applying the new rules as of January 1, 2002, was a non-cash charge of $1.2 billion ($1.0 billion after tax), which we reported in the caption "Cumulative effect of accounting changes." Substantially all of the charge relates to the IT Solutions business and the GE Auto and Home business. Factors contributing to the impairment charge were the difficult economic environment in the information technology sector and heightened price competition in the auto insurance industry.

            The cumulative effect of accounting changes in 2001 related to the adoption, as of January 1, 2001, of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and the consensus of the FASB's Emerging Issues Task Force on Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. Adoption of these standards resulted in a one-time, non-cash charge that reduced our 2001 earnings by $158 million.

Major provisions of new accounting standards that will affect us follow.

            In November 2002, the FASB issued Interpretation No. (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. FIN 45 is effective for guarantees issued or modified on or after January 1, 2003. It will have an inconsequential effect on our financial position and future results of operations.

            In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which we intend to adopt on July 1, 2003. FIN 46's consolidation criteria are based on analysis of risks and rewards, not control, and represent a significant and complex modification of previous accounting principles. FIN 46 represents an accounting change, not a change in the underlying economics of asset sales. Under its provisions, certain assets previously sold to our special purpose entities (SPEs) could be consolidated on our books, and, if consolidated, any assets and liabilities now on our books related to those SPEs would be removed. In the event we consolidated these assets, we would not reacquire their legal ownership, nor would our legal rights and obligations change. Any consolidated assets would earn returns substantially like the returns we would have earned had we never sold them. Even assuming the legal provisions controlling these SPEs are not changed between now and the July 1 effective date of FIN 46, the very complexity of the new consolidation rules and their evolving clarification make forecasting that July 1 effect impracticable. It is also clear that many alternative structures for sales of financial assets would continue to be reported as sales under FIN 46 with the assets qualifying for sale not consolidated. We are evaluating whether characteristics of those structures can cost-beneficially be applied to our arrangements before the July 1 effective date. Further information about entities that potentially fall within the scope of FIN 46 is provided in note 20.

Operating Segments

Revenues and earnings before accounting changes, by operating segment, of General Electric Capital Services, Inc. (GECS), the sole owner of the common stock of GE Capital (GECC), are summarized and discussed below with a reconciliation to the GECC-only results, for three comparative years ending December 31, 2002. The most significant component of these reconciliations is the exclusion from the GE Insurance segment at the GECC level of the results of GE Global Insurance Holdings (principally Employers Reinsurance Corporation - ERC), which is not a subsidiary of GECC but is a direct subsidiary of GECS.

            Net earnings are determined based on internal performance measures used by the Chief Executive Officer to assess performance of each business. Generally, the results of decisions made by the Chief Executive Officer regarding unusual matters are excluded from internal business measurements. Historically, such matters have included charges for restructuring; rationalization or other similar expenses; and litigation settlements or other losses, responsibility for which precedes the current business management team.

All years presented have been reclassified to conform to the new business segments formed as a consequence of the reorganization of our businesses as announced by our parent, GE Company on July 26, 2002, and changes in the amortization of goodwill, effective as of January 1, 2002. All years presented also have been reclassified as a consequence of the change in segment leverage ratios, the revision of our historical techniques for allocating shared costs and unusual items and the alignment of certain operations previously reported in the All Other GECS segment to Vendor Financial Services within the GE Commercial Finance segment.  For additional information, see note 17 to the consolidated financial statements.

Consolidated
(In millions)	2002	2001	2000

Revenues
GE Commercial Finance	$17,781	$15,759	$15,333
GE Consumer Finance	10,266	9,508	9,320
GE Equipment Management	4,254	4,401	4,969
GE Insurance	23,296	23,890	24,766
All Other GECS	2,590	4,795	11,789

Total revenues	58,187	58,353	66,177
Less portion of revenues not included in GECC	(9,881)	(9,808)	(11,910)

Total revenues as reported in GECC	$48,306	$48,545	$54,267

Net earnings
GE Commercial Finance	$3,189	$2,788	$2,416
GE Consumer Finance	1,799	1,602	1,295
GE Equipment Management	313	377	484
GE Insurance	(95)	1,879	2,201
All Other GECS	(580)	(508)	(584)

Total earnings before accounting changes	4,626	6,138	5,812
Less portion of net earnings not included in GECC	1,879	396	(987)

Total earnings in GECC before accounting changes	6,505	6,534	4,825
Cumulative effect of accounting changes	(1,015)	(158)	-

Total net earnings	5,490	6,376	4,825
Amortization of goodwill	-	(474)	(536)

Total net earnings - as reported in GECC	$5,490	$5,902	$4,289

Following is a discussion of revenues and earnings before accounting changes from operating segments. For purposes of this discussion, earnings before accounting changes is referred to as net earnings.

GE Commercial Finance

(In millions)	2002	2001	2000

Revenues
Commercial Equipment Financing	$4,539	$4,212	$3,355
Real Estate	2,124	1,886	1,977
Commercial Finance (CF)	2,350	1,758	1,587
Structured Finance Group	1,243	1,093	999
Aviation Services	2,694	2,173	1,962
Vendor Financial Services	4,130	3,954	5,137
Other GE Commercial Finance	701	683	316

Total revenues	17,781	15,759	15,333
Less portion of GE Commercial Finance not included in GECC	(236)	(136)	(151)

Total revenues in GECC	$17,545	$15,623	$15,182

Net earnings
Commercial Equipment Financing	$719	$640	$550
Real Estate	650	528	421
Commercial Finance (CF)	599	384	312
Structured Finance Group	488	399	359
Aviation Services	454	497	501
Vendor Financial Services	369	332	327
Other GE Commercial Finance	(90)	8	(54)

Total net earnings	3,189	2,788	2,416
Less portion of GE Commercial Finance not included in GECC	(47)	(1)	9

Total net earnings in GECC	$3,142	$2,787	$2,425

Charges of $85 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to restructuring various global operations and to provisions for disposition of assets.

December 31 (In millions)	2002	2001

Total Assets
Commercial Equipment Financing	$51,757	$49,360
Real Estate	29,522	23,132
Commercial Finance (CF)	26,897	25,386
Structured Finance Group	19,293	17,130
Aviation Services	30,512	24,546
Vendor Financial Services	25,518	21,477
Other GE Commercial Finance	10,746	8,838

Total assets	194,245	169,869
Less portion of GE Commercial Finance not included in GECC	(985)	(101)

Total assets in GECC	$193,260	$169,768

GECC Financing receivables - net	$126,147	$116,193

GE Commercial Finance revenues increased 13% in  2002 principally reflecting acquisitions and increased originations across substantially all businesses, partially offset by reduced market interest rates and lower securitization activity at CF and Commercial Equipment Financing. The 2001 increase of 3% resulted from acquisition and volume growth at Commercial Equipment Financing, Vendor Financial Services, Aviation Services and CF, including the acquisition of Heller Financial, Inc. in October, volume growth at Structured Finance Group and increased securitization activity partially offset by the effects of rationalization of certain operations at Vendor Financial Services.

Net earnings increased 14% in 2002 and 15% in 2001. The 2002 increase in net earnings resulted from acquisitions and origination growth, productivity across all businesses and growth in lower taxed earnings from international operations, partially offset by increased credit losses and lower securitization activity at CF and Commercial Equipment Financing. The 2001 increase reflected securitization gains, asset growth from acquisitions at Commercial Equipment Financing, CF and Vendor Financial Services, origination growth at Structured Finance Group, and higher asset gains and productivity at Real Estate.  Other Commercial Finance principally includes 2002 revenues of $665 million and net earnings of $122 million of the Healthcare Financial Services business that we acquired in October 2001, offset by certain costs related to our acquisition of Heller Financial, Inc.

GE Consumer Finance

(In millions)	2002	2001	2000

Revenues
Global Consumer Finance	$6,489	$5,561	$5,429
Card Services	3,777	3,947	3,891

Total revenues	10,266	9,508	9,320
Less portion of GE Consumer Finance not included in GECC	(433)	(513)	(425)

Total revenues in GECC	$9,833	$8,995	$8,895

Net earnings
Global Consumer Finance	$1,224	$1,034	$870
Card Services	670	669	522
Other GE Consumer Finance	(95)	(101)	(97)

Total net earnings	$1,799	$1,602	$1,295
Less portion of GE Consumer Finance not included in GECC	(117)	(50)	(47)

Total net earnings in GECC	$1,682	$1,552	$1,248

Charges of $57 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable financing product lines that have been exited.

December 31(In millions)	2002	2001

Total Assets
Global Consumer Finance	$58,310	$43,893
Card Services	18,655	19,085

Total assets	76,965	62,978
Less portion of GE Consumer Finance not included in GECC	(1,080)	(868)

Total assets in GECC	$75,885	$62,110

GECC Financing receivables - net	$62,646	$46,507

GE Consumer Finance revenues increased 8% following a 2% increase in 2001. Revenues increased in 2002 primarily as a result of acquisitions and increased international originations, partially offset by lower securitization activity at Card Services. The revenue performance in 2001 reflected the post-acquisition revenues from acquired businesses and volume growth. Net earnings increased 12% following a 24% increase in 2001, as a result of origination growth, acquisitions, growth in lower taxed earnings from international operations and productivity benefits, partially offset by lower securitization activity at Card Services. The 2001 increase reflected productivity at Global Consumer Finance and volume growth at Card Services.

GE Equipment Management

(In millions)	2002	2001	2000

Revenues	$4,254	$4,401	$4,969
Less portion of GE Equipment Management not included in GECC	(54)	(56)	(70)

Total revenues in GECC	$4,200	$4,345	$4,899

Net earnings	$313	$377	$484
Less portion of GE Equipment Management not included in GECC	10	10	9

Total net earnings in GECC	$323	$387	$493

Charges of $17 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to the restructuring of various global operations.

December 31 (In millions)	2002	2001

Total Assets	$25,222	$24,940
Less portion of GE Equipment Management not included in GECC	57	14

Total assets in GECC	$25,279	$24,954

GECC Equipment leased to others	$9,416	$9,749

GE Equipment Management businesses experienced business-wide declining utilization rates throughout the period, resulting in both lower revenues and lower earnings. GE Equipment Management realized productivity benefits in 2002, partially offsetting the utilization's effect on earnings. In 2001, GE Equipment Management realized tax benefits from a restructuring of the Penske joint venture, and recognized asset impairments at Transport International Pool/Modular Space and GE European Equipment Management.

GE Insurance

(In millions)	2002	2001	2000

Revenues
GE Financial Assurance	$12,317	$12,826	$12,888
Mortgage Insurance	1,090	1,075	973
GE Global Insurance Holding (ERC)	9,432	9,453	10,223
Other GE Insurance	457	536	682

Total revenues	23,296	23,890	24,766
Less portion of GE Insurance not included in GECC	(9,275)	(9,216)	(10,123)

Total revenues in GECC	$14,021	$14,674	$14,643

Net earnings
GE Financial Assurance	$934	$1,088	$1,009
Mortgage Insurance	538	500	444
GE Global Insurance Holding (ERC)	(1,794)	78	566
Other GE Insurance	227	213	182

Total net earnings	(95)	1,879	2,201
Less portion of GE Insurance not included in GECC	1,782	153	(561)

Total net earnings in GECC	$1,687	$2,032	$1,640

Charges of $306 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable insurance product lines that have been exited and to provisions for disposition of nonstrategic investments.

GE Insurance revenues decreased 2% in 2002, because of the ongoing planned run-off of acquired policies at Toho and lower realized investment gains. Segment revenues declined 4% in 2001 on reduced net premiums earned at ERC, reflecting the events of September 11, 2001, decreased investment income, and the planned run-off of restructured insurance policies at Toho. These factors were partially offset by increased premium income associated with origination volume at ERC and by post-acquisition revenues from acquired businesses and volume growth at GE Financial Assurance.

            Net pre-tax realized investment gains in the equity and debt securities portfolios amounted to $413 million, $972 million and $818 million in 2002, 2001 and 2000, respectively.

            Net earnings decreased $2.0 billion in 2002, following a $0.3 billion decrease in 2001. The 2002 decrease was primarily attributable to the recognition of adverse development related to prior-year loss events at ERC, discussed below. With retrocession coverages previously purchased by ERC, the recording of this adverse development both increased policyholder losses and, to a lesser extent, decreased premium revenues (principally because of higher levels of contingent ceded premiums following these reserve adjustments). Also contributing to the reduction in 2002 net earnings were lower investment gains across all businesses, including a $110 million after-tax impairment on WorldCom, Inc. bonds at GE Financial Assurance. These decreases were partially offset by core premium growth, including higher premium pricing at ERC and the $152 million benefit from recognition of a favorable tax settlement with the IRS related to the treatment of certain reserves for obligations to policyholders on life insurance contracts at GE Financial Assurance.

            The level of reported claims activity at ERC related to prior-year loss events, particularly for liability-related exposures underwritten in 1997 through 2001, accelerated at a rate higher than we had anticipated. In 2002, considering the continued acceleration in reported claims activity, we concluded that our best estimate of ultimate losses was higher in the range of reasonably possible loss scenarios than previously estimated. Accordingly, we recognized a fourth quarter pre-tax charge of $2.5 billion to increase recorded reserves to reflect the revised indications of remaining liability. The more significant adverse development was in hospital medical malpractice ($300 million), product liability ($300 million), professional liability ($250 million), umbrella liability ($200 million), workers compensation ($200 million), individual liability ($150 million) and asbestos ($150 million). With amounts recognized in previous quarters of 2002, our overall 2002 pre-tax charge for adverse development amounted to $3.5 billion. Insurance loss provisions are based on the best available estimates at a given time. As described on page 32 under the caption "Insurance Liabilities and Reserves," these estimates will be adjusted in the future as required.

            We have continued our rigorous commitment to improved underwriting initiatives at ERC aimed at ensuring that consistent and diligent underwriting standards are applied to all risks. Throughout 2002, we have been disciplined in rejecting risks that either fail to meet the established standards of price or terms and conditions, or that involve areas for which sufficient historical data do not exist to evaluate the risk adequately. For risks that pass our criteria, we have sought to retain or even judiciously expand our business. On the other hand, we have curtailed or exited business in particular property and casualty business channels when expected returns do not appear to justify the risks.

            Net earnings decreased $0.3 billion in 2001, reflecting underwriting results at ERC, which were partially offset by productivity benefits at GE Financial Assurance. Net earnings in 2001 at ERC were adversely affected by approximately $575 million ($386 million after tax) related to the insurance losses arising from the events of September 11, 2001. This amount primarily resulted from contingent premium payment provisions contained in certain retrocession agreements. After these particular losses, total losses exceeded retrocession policy limits in place at ERC. Substantially all of the September 11, 2001, losses are recoverable under reinsurance policies that require additional premiums to those retrocessionaires. Therefore, the 2001 Statement of Earnings reflects a $698 million reduction in net premiums earned and $78 million of increased losses, partially offset by $201 million in lower insurance acquisition costs.

Historical experience related to large catastrophic events has shown that a broad range of total insurance industry loss estimates often exists following such an event, and it is not unusual for there to be significant subsequent revisions to such estimates. Our best estimate of the existing liability, net of estimated recoveries under retrocession arrangements, has not changed significantly from our initial estimate.

            Excluding events of September 11, 2001, net earnings in 2001 and 2000 were also adversely affected by the continued general deterioration of underwriting results at ERC, reflecting higher property and casualty-related losses (principally as a result of adverse development relating to prior-year loss events) and the continued effects of low premiums in the property and casualty insurance/reinsurance industry. ERC underwriting results in 2001 tracked performance in the global property and casualty industry.

            The majority of the adverse development at ERC in 2001, and to a lesser extent in 2000, related to higher projected ultimate losses for liability coverages, especially in the hospital liability, nonstandard automobile (automobile insurance extended to higher-risk drivers) and commercial and public entity general liability lines of business. Results in 2000 also reflected an increase in industry-wide loss estimates related to certain large property loss events, with the largest effect resulting from the European windstorms occurring in late 1999.

            Our Mortgage Insurance business had favorable loss experience throughout the three years ended December 31, 2002, reflecting continued strength in certain real estate markets and the success of our loss containment initiatives.

All Other GECS
(In millions)	2002	2001	2000

Revenues
IT Solutions	$1,992	$2,301	$3,721
GE Equity	(384)	(126)	1,079
Americom gain	-	1,158	-
Americom	-	540	594
Asset impairments	-	(383)	(238)
Product line exits	-	(53)	-
PaineWebber gain	-	-	1,366
Wards	-	-	3,234
Other - All Other GECS	982	1,358	2,033

Total revenues	2,590	4,795	11,789
Less portion of All Other GECS not included in GECC	117	113	(1,141)

Total revenues in GECC	$2,707	$4,908	$10,648

Net earnings
IT Solutions	$(46)	$13	$(243)
GE Equity	(375)	(264)	532
Americom gain	-	642	-
Americom	-	259	202
Asset impairments	-	(310)	(49)
Product line exits	-	(180)	-
Restructuring	-	(144)	(298)
PaineWebber gain	-	-	848
Wards	-	(22)	(782)
Other - All Other GECS	(159)	(502)	(794)

Total net earnings	(580)	(508)	(584)
Less portion of All Other GECS not included in GECC	251	284	(397)

Total net earnings in GECC	$(329)	$(224)	$(981)

All Other GECS includes our activities and businesses that we do not measure within one of the other financial services segments.

            In addition to comments on All Other GECS elsewhere in this report, the following comments relate to the table above:

  IT Solutions (ITS) - Revenues and net earnings in 2002 decreased primarily as a result of market conditions and 2001 product line and geographic market exits. During 2001 and 2000, in response to intense competition and transition of the computer equipment market to a direct distribution model, ITS exited its underperforming operations in the United Kingdom, France, Brazil and Mexico and significantly reduced its reseller role in the United States.  Costs for involuntary termination benefits, asset impairments, facilities exit costs and losses on sales of portions of the business amounted to $45 million ($43 million after-tax) and $246 million ($191 million after-tax) in 2001 and 2000, respectively and are included in restructuring in the table above. The number of employees was reduced from a 2000 peak of 10,000 to 6,000 at the end of 2002.

  GE Equity - GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. Revenues and net earnings during 2002 reflected increased losses on investments, including losses in the telecommunications and software industries, and lower gains. Effective in the fourth quarter of 2002, GE Equity will no longer make new investments in private companies. GE Equity will continue to give financial support to companies within its existing portfolio. The existing portfolio will be managed for maximum value over time, eventually winding down.  During 2001, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues and a $264 million net loss, which increased over the prior year principally from reduced asset gains.

  Americom - On November 9, 2001, we exchanged our satellite operations, comprising the stock of Americom and other related assets and liabilities, for a combination of cash and 31% of the publicly-traded stock of SES Global, a leading satellite company, in order to create the world's largest satellite services provider. The transaction resulted in a gain of $1,158 million ($642 million after tax), representing the difference between the carrying value of the 69% investment in Americom and the amount of cash plus the market value of SES Global shares received at the closing date. No gain was recorded on the 31% interest in Americom that was indirectly retained by us. Our investment in SES Global is accounted for on the equity method in GE Commercial Finance.

  2001 Asset impairments and product line exits - Operations included $656 million of after tax charges related to disposing of and providing for disposition of several nonstrategic investments and other assets, to certain unprofitable insurance and financing product lines that were exited, and to restructuring various global operations.  These costs, not allocated to the related businesses as we did not include these costs in measuring the performance of those businesses for internal purposes, included $478 million ($310 million after tax) for other-than-temporary impairments of investments, the largest of which were held by GE Financial Assurance, GE Equity and ERC. These losses, $383 million of which were charged to revenues, included $130 million ($84 million after tax) of losses on Enron bonds; such bonds were written down to a cost basis of $32 million at December 31, 2001. Such losses also included investment impairment charges of $199 million ($130 million after tax) on non-U.S. mutual funds and the technology sector.

In response to escalating losses, we in 2001 decided to cease further underwriting and exit certain insurance and financing product lines.  Charges associated with such loss events and the resulting exits totaled $180 million after tax, of which $149 million related to the loss events in ERC product lines, primarily nonstandard automobile and higher limit industrial property insurance coverages.

Restructuring of several of our global businesses included consolidation of several European GE Equipment Management businesses and rationalization of European GE Equipment Finance businesses.  Costs related to the exit of these activities amounted to $144 million after tax and consisted of involuntary termination benefits, facilities exit costs, and asset impairments.

  2000 Losses from Ward's bankruptcy, asset impairments and restructurings - Net earnings included operating losses from Wards amounting to $245 million as well as a charge, primarily to other costs and expenses, of $537 million related to the Ward's bankruptcy and strategic rationalization costs of $347 million related to IT Solutions, Mortgage Services, GE Equity and Auto Financial Services (AFS), primarily for asset write-downs, employee severance and lease terminations, which were not allocated to those businesses because our management did not include these costs in measuring the performance of those businesses for internal purposes.

  Other-All Other GECS includes our corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were AFS and GE Auto and Home. The decrease in revenues in 2002 and 2001 resulted from AFS, which stopped accepting new business in 2000. Net earnings increased in 2002 primarily because of a favorable tax settlement with the IRS allowing the deduction of previously realized losses associated with the prior disposition of Kidder Peabody and tax benefits from growth in lower taxed earnings from international operations.

January 1, 2003, Reclassification of Financial Services Segment Profit

Historically we have issued about $8 of debt for each $1 of equity - a "leverage ratio" of 8:1. For purposes of measuring segment profit, each of our financial services businesses was also assigned debt and interest costs on the basis of that consolidated 8:1 leverage ratio. In evaluating expected returns on potential investments, however, we also used business-specific, market-based leverage ratios. As of January 1, 2003, we extended the business-specific, market-based leverage to the performance measurement of each of our financial services businesses, and consequently to the definition of segment profit. As a result, at January 1, 2003, debt of $12.5 billion previously allocated to the segments was allocated to the All Other GECS segment. At the same time, we revised our historical techniques for allocating shared costs and unusual items to financial services businesses. The results of our financial services segments had previously been presented on the historic 8:1 leverage ratio basis. Beginning in 2003, the recast comparative historical results will be as follows:

(Dollars in millions)	2002	2001	2000	1999

GE Commercial Finance
Leverage ratio	7.4:1	7.5:1	7.4:1	7.5:1
Adjusted net earnings	$3,189	$2,788	$2,416	$1,834

GE Consumer Finance
Leverage ratio	12.4:1	12.3:1	12.3:1	12.4:1
Adjusted net earnings	$1,799	$1,602	$1,295	$848

GE Equipment Management
Leverage ratio	5.0:1	5.1:1	5.1:1	4.9:1
Adjusted net earnings	$313	$377	$484	$416

GE Insurance
Leverage ratio	0.4:1	0.4:1	0.4:1	0.4:1
Adjusted net earnings	$(95)	$1,879	$2,201	$2,142

All Other GECS
Adjusted net earnings	$(580)	$(508)	$(584)	$(285)

International Operations

Estimated results of international activities include the results of our operations located outside the United States and certain of our operations that cannot be meaningfully associated with specific geographic areas (for example, commercial aircraft).

            Our international revenues were $20.8 billion in 2002, an increase of 6% from $19.7 billion in 2001. Revenues in the Pacific Basin increased 9% in 2002, as a result of acquisitions and origination growth primarily at GE Consumer Finance and GE Commercial Finance. Global revenues increased 21% in 2002 primarily as a result of origination growth at Aviation Services. Revenues in Europe increased 1% as a result of acquisitions at GE Consumer Finance and GE Commercial Finance, partially offset by lower investment gains, the 2001 divestiture of Americom, and market conditions and geographic market exits at IT Solutions. Our international assets grew 30% from $144.6 billion at year-end 2001 to $188.7 billion at the end of 2002. Our assets increased 41% and 30% in the Pacific Basin and Europe, respectively, resulting from acquisitions and origination growth.

            Our international activities span all global regions and primarily encompass leasing of aircraft and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we may have increased exposure to certain risks but also may have new profit opportunities. Potential increased risks include, among other things, higher receivables delinquencies and bad debts, delays or cancellation of sales and orders principally related to aircraft equipment, higher local currency financing costs and a slowdown in established financial services activities. New profit opportunities include, among other things, more opportunities for lower cost outsourcing, expansion of financial services activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

            Financial results of our international activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Principal currencies are the euro, the Japanese yen and the Canadian dollar.

Capital Resources and Liquidity

Statement of Financial Position (page 36)

Investment securities for each of the past two years comprised mainly investment-grade debt securities held by GE Insurance in support of obligations to annuitants and policyholders. Investment securities were $89.8 billion in 2002, compared with $78.7 billion in 2001. The increase of $11.1 billion resulted from investment of premiums received, reinvestment of investment income, the addition of investment securities from acquired companies and increases in fair value, primarily debt securities, partially offset by sales and maturities as well as impairments and losses related to certain debt and equity securities.

            Gross unrealized gains and losses were $3.8 billion and $2.1 billion, respectively, at December 31, 2002 (gross unrealized gains and losses of $1.8 billion and $2.4 billion, respectively, as of December 31, 2001). Market value for these purposes is defined by relevant accounting standards and should not be viewed as a forecast of future gains or losses. We estimate that available gains, net of hedging positions and estimated impairment of insurance intangible assets, could be as much as $1.0 billion.

            We regularly review investment securities for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and the financial health and specific prospects for the issuer. Of securities with unrealized losses at December 31, 2002, approximately $670 million of portfolio value is at risk of being charged to earnings in 2003. Impairment losses recognized for 2002 were $713 million, including $334 million from the telecommunications and cable industries, of which $167 million was recognized in the second quarter of 2002 following the events relating to WorldCom, Inc.

Inventories were $208 million and $270 million at December 31, 2002 and 2001, respectively. The decrease in 2002 primarily reflected reduced sales volume and improved inventory management at GE Commercial Finance and IT Solutions.

Financing Receivables is our largest category of assets and represents one of our primary sources of revenues. The portfolio of financing receivables, before allowance for losses, increased to $202.6 billion at December 31, 2002, from $176.2 billion at the end of 2001, as discussed in the following paragraphs. The related allowance for losses at the end of 2002, amounted to $5.5 billion ($4.7 billion at the end of 2001), representing our best estimate of probable losses inherent in the portfolio.

            A discussion of the quality of certain elements of the financing receivables portfolio follows. "Nonearning" receivables are those that are 90 days or more delinquent (or for which collection has otherwise become doubtful) and "reduced-earning" receivables are commercial receivables whose terms have been restructured to a below-market yield.

            GE Commercial Finance financing receivables before allowance for losses totaled $128.7 billion at December 31, 2002 ($118.7 billion at December 31, 2001) and consisted of loans and leases to the equipment, commercial and industrial, real estate and commercial aircraft industries. This portfolio of receivables increased primarily from increased acquisitions and originations growth, partially offset by sales and securitizations. Related nonearning and reduced-earning receivables were $2.1 billion at December 31, 2002, about 1.7% of outstandings, compared with $2.0 billion, about 1.7% of outstandings at year-end 2001. GE Commercial Finance receivables are generally backed by assets and there is a broad spread of geographic and credit risk in the portfolio.

            GE Consumer Finance financing receivables before allowance for losses, primarily installment loans, auto loans and leases, and residential mortgages, were $65.4 billion at December 31, 2002, an increase of $16.7 billion from year-end 2001. This portfolio of receivables increased primarily from increased originations, acquisition growth and the net effects of foreign currency translation, partially offset by sales and securitizations. Nonearning consumer receivables at December 31, 2002, were $1.6 billion, about 2.4% of outstandings, compared with $1.3 billion, about 2.8% of outstandings at year-end 2001.

NOTE 17.  OPERATING SEGMENT DATA

Our operating segments are organized based on the nature of products and services provided and have been recast as a result of the organizational changes. The accounting policies for these segments are the same as those described for the consolidated entity. We evaluate the performance of our operating segments primarily on the basis of earnings before accounting changes. Details of total revenues and earnings before accounting changes by operating segment are provided in the consolidated table on page 15 of this report. Other specific information is provided as follows.
(In millions)	Depreciation and amortization (a)			Provision for income taxes

For the years ended December 31	2002	2001	2000	2002	2001	2000

GE Commercial Finance	$2,003	$1,461	$1,169	$749	$771	$701
GE Consumer Finance	232	178	289	457	422	382
GE Equipment Management	1,391	1,473	1,394	92	(125)	213
GE Insurance	363	439	1,139	369	767	614
All Other GECS	209	378	567	(707)	(101)	(355)

Total	$4,198	$3,929	$4,558	$960	$1,734	$1,555

(In millions)	Time sales, loan, investment and other income (b)			Interest expense

For the years ended December 31	2002	2001	2000	2002	2001	2000

GE Commercial Finance	$9,283	$7,659	$6,867	$5,739	$5,738	$5,219
GE Consumer Finance	9,227	8,414	8,241	2,105	2,068	2,216
GE Equipment Management	670	556	652	812	905	879
GE Insurance	6,004	6,946	7,381	325	408	447
All Other GECS	538	2,424	3,512	563	906	1,700

Total	$25,722	$25,999	$26,653	$9,544	$10,025	$10,461

(In millions)	Assets At December 31			Additions to equipment on operating leases (including buildings and equipment) (c) For the years ended December 31

	2002	2001	2000	2002	2001	2000

GE Commercial Finance (d)	$193,260	$169,768	$123,165	$7,159	$8,768	$5,718
GE Consumer Finance (d)	75,885	62,110	56,314	221	195	184
GE Equipment Management (d)	25,279	24,954	23,104	1,902	4,282	4,800
GE Insurance	131,199	110,324	106,294	41	26	69
All Other GECS	13,819	13,920	23,759	1,355	398	615

Total	$439,442	$381,076	$332,636	$10,678	$13,669	$11,386

(a)  Excludes amortization of goodwill.

(b)  Principally interest income.

(c)  Additions to equipment on operating leases (including buildings and equipment) include amounts relating to principal businesses purchased.

(d)  Total assets of the GE Commercial Finance, GE Consumer Finance, and GE Equipment Management segments at December 31, 2002, include investments in and advances to non - consolidated affiliates of $5,799 million, $785 million and $4,638 million, respectively, which contributed approximately $229 million, $24 million and $160 million, respectively, to segment pre  -  tax income for the year ended December 31, 2002.